EXHIBIT 3
JOINT FILING AGREEMENT
     The undersigned hereby agree that this Statement on Schedule 13D with respect to the Common Stock of eXegenics Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 15, 2007	THE FROST GROUP, LLC
/s/ Steven D. Rubin
Steven D. Rubin, Vice President

Dated: February 15, 2007	FROST GAMMA INVESTMENTS TRUST
/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Sole Trustee

/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Individually